Exhibit 8.2

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

October 19, 2016

First Choice Bank 669 Whitehead Road Lawrenceville, NJ 08648

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger, dated as of June 24, 2016 (the “Agreement”), by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), Berkshire Bank, a Massachusetts trust company (“Bank”), and First Choice Bank, a New Jersey commercial bank (“FCB”), FCB is to merge with and into Bank (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to FCB in connection with the Merger. We are delivering this opinion in connection with the filing by BHLB, with the Securities and Exchange Commission (the “SEC”), of BHLB’s Form S-4 (the “Registration Statement”) and the proxy statement/prospectus included therein (the “Proxy Statement/Prospectus”). For the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties as to factual matters contained in the following documents (the “Documents”):

1. The Agreement;

2. The Registration Statement and the Proxy Statement/Prospectus;

3. The representations made to us by FCB in its letter to us dated the date hereof;

4. The representations made to us by BHLB in its letter to us dated the date hereof; and

5. Such other instruments and documents related to the formation, organization and operation of BHLB, Bank and FCB and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

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First Choice Bank

October 19, 2016

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations), (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) that the statements and representations contained in the Documents are accurate and will continue to be accurate at all relevant times, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, we hereby confirm to you that: (i) it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the discussion set forth in the Proxy Statement/Prospectus under the section captioned “Material United States Federal Income Tax Consequences of the Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders of FCB preferred stock and FCB common stock.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of

First Choice Bank

October 19, 2016

relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided in connection with the filing of the Registration Statement and is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Material United States Federal Income Tax Consequences of the Merger” therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ PEPPER HAMILTON LLP
PEPPER HAMILTON LLP